SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. 8)(1)



                       CORNERSTONE INTERNET SOLUTIONS CO.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    293636106
                               -----------------
                                 (CUSIP Number)

                              Copy to:
                                         Stephen A. Cohen, Esq.
Seneca Ventures                          Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                         750 Lexington Avenue
Brookville, New York 11545               New York, New York 10022
Telephone (516) 626-3070                 Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                November 6, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box |_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                        (Continued on following page(s))
--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |        473,000 shares                        1.8%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      14,177,726 shares                      53.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |        473,000 shares                        4.0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |       2,634,686 shares                      22.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                3,107,686 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    25.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Woodland Venture Fund
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |        624,575 shares                        2.4%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       1,553,467 shares                       5.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |        214,415 shares                        1.9%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        756,587 shares                        6.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Seneca Ventures
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |        417,076 shares                        1.6%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       1,760,966 shares                       6.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |        143,636 shares                        1.2%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         827,366 shares                       7.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Woodland Services Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |              0 shares                          0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       2,178,042 shares                       8.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |              0 shares                          0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         971,002 shares                       8.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            CO

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                21st Century Communications Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      3,696,573 shares                       14.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,754,378 shares                        6.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |        701,169 shares                        6.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        331,782 shares                        2.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                              21st Century Communications T-E Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      1,262,046 shares                        4.8%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      4,188,905 shares                       15.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |        242,172 shares                        2.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        790,779 shares                        6.8%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                          21st Century Communications Foreign Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |        492,332 shares                        1.9%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      4,958,619 shares                      `18.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         89,610 shares                        0.8%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        943,341 shares                        8.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                     Michael J. Marocco
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       5,450,951 shares                      20.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |       1,032,951 shares                       8.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                John Kornreich
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       5,450,951 shares                      20.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |       1,032,951 shares                       8.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Harvey Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       5,450,951 shares                      20.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |       1,032,951 shares                       8.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Andrew Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |              0 shares                          0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      5,450,951 shares                       20.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |              0 shares                          0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,032,951 shares                        8.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,032,951 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |           1,000 shares                      0.01%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      12,072,684 shares                      46.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |           1,000 shares                      0.01%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |       1,736,684 shares                      15.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,737,684 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    15.0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Irwin Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         23,000 shares                        0.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |     12,072,684 shares                       46.0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         23,000 shares                        0.2%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,736,684 shares                       15.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                1,759,684 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    15.2%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Woodland Partners
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |        559,154 shares                        2.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,618,888 shares                        6.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         35,714 shares                        0.3%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        935,288 shares                        8.0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Applewood Associates, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          WC, OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       6,621,733 shares                      25.2%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |               0 shares                         0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         703,733 shares                       6.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |               0 shares                         0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    6.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            PN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Applewood Capital Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |              0 shares                          0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      6,621,733 shares                       25.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |              0 shares                          0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        703,733 shares                        6.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    6.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            CO

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Seth Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)         OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |              0 shares                          0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      6,621,733 shares                       25.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |              0 shares                          0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        703,733 shares                        6.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    6.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Jonathan Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)         OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       6,621,733 shares                      25.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         703,733 shares                       6.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                703,733 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    6.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Marilyn Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |               0 shares                         0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       2,178,042 shares                       8.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |               0 shares                         0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         971,002 shares                       8.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                          The Marilyn and Barry Rubenstein Family Foundation
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |        104,237 shares                        0.4%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      2,073,805 shares                        7.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |        104,237 shares                        0.9%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        866,765 shares                        7.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               971,002 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    8.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            OO

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                 Brian Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |              0 shares                          0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |        104,237 shares                        0.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |              0 shares                          0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        104,237 shares                        0.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                                104,237 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    0.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

CUSIP
No.   293636106                      13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                                Rebecca Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group (See Instructions)(a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds (See Instructions)          OO
   |
--------------------------------------------------------------------------------
 5 |Check Box if Disclosure of Legal Proceedings is Required                 |_|
   |Pursuant to Item 2(d) or 2(e)
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |              0 shares                          0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |        104,237 shares                        0.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |              0 shares                          0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |        104,237 shares                        0.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               104,237 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares  |_|
   |  (See Instructions)
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                    0.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person (See Instructions)
   |                            IN

================================================================================

      This statement, dated November 6, 1998, constitutes Amendment No. 8 to the
Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Cornerstone Internet Solutions Co. (the "Issuer").

      The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 8 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.


ITEM 1.  Security and Issuer

      Class D Convertible Preferred Stock, $.01 par value (the "Class D Preferred Stock"). The holders of the Class D Preferred Stock shall be entitled upon the earlier of (i) June 30, 2000, or (ii) at any time after the closing price of the Common Stock shall have been at least $1.50 per share (subject to adjustment in the event of subdivision or combination of the shares of Common Stock) on 15 trading days during any 20 trading day period, to convert each share of Class D Preferred Stock into such whole number of shares of Common Stock as is equal to the aggregate stated value of the Class D Preferred Stock divided by $1.00. Each share of Class D Preferred Stock has a stated value equal to $1,250.

      For purposes of calculating the number of voting rights for the Class D Preferred Stock, the stated value of the Class D Preferred Stock was divided by $1.00.

      In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Issuer or a change of control (as defined in the Issuer's Certificate of Designations, Preferences and Other Rights and Qualifications of Class D Preferred Stock), the Class D Preferred Stock is entitled to receive prior to any distribution to certain other holders an amount equal to the stated value of the Class D Preferred Stock ($1,250 per share) multiplied by 1.1 for each share of Class D Preferred Stock then outstanding.

      For purposes of calculating the number of voting rights for the Preferred Stock, the Stated Value of the Preferred Stock was divided by $0.73125, or 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter prior to September 1, 1998.

      For purposes of calculating the number of voting rights for the Class B Preferred Stock, the Stated Value of the Preferred Stock was divided by $1.00.

ITEM 3.  Source and Amount of Funds or Other Consideration

      On November 6, 1998, each of Applewood Associates, L.P., 21st Century, T-E and Foreign acquired 800, 542.4, 184.8 and 72.8 shares of Class D Preferred Stock, respectively, in a private placement.

      The amount of cash used in acquiring the shares of Class D Preferred Stock is set forth below:

                                                 Purchase Price
                                                 --------------
                  Applewood Associates, L.P.      $1,000,000

                  21st Century Communications        678,000
                  Partners, L.P.

                  21st Century Communications        231,000
                  T-E Partners, L.P.

                  21st Century Communications         91,000
                  Foreign Partners, L.P.

      The source of funds for the acquisition of the Class D Preferred Stock was the general working capital of each of Applewood Associates, L.P., 21st Century, T-E and Foreign.

ITEM 4.  Purpose of Transaction.

      The reporting persons acquired their securities for purposes of investment. The reporting persons do not have any present plan or proposal which would relate to or result in any of the actions set forth in subparagraphs (a) through (j) of Item 4 of Schedule 13D except as set forth herein.

ITEM 5.  Interests in Securities of the Issuer.

      a) ( The following list sets forth the aggregate number and percentage (based on 11,574,895 shares of Common Stock, outstanding as of August 31, 1998, as reported by the Issuer in its Form 10-Q for the quarter ended August 31,
1998) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of November 6, 1998:


                                        Shares of                                              Percentage of Shares
                                       Common Stock                Percent of                    of Common Stock
        Name                        Beneficially Owned(2)       Voting Control(3)              Beneficially Owned(2)
--------------------------          ---------------------       ----------------               ---------------------
Barry Rubenstein                    3,107,686(4)(5)(6)(7)              54.6%                            25.6%
Woodland Venture Fund                 971,002(4)                        8.2%                             8.3%
Seneca Ventures                       971,002(4)                        8.2%                             8.3%
Woodland Services Corp.               971,002(4)                        8.2%                             8.3%
21st Century                        1,032,951(4)(8)                    20.7%                             8.9%
  Communications Partners, L.P.
21st Century                        1,032,951(4)(9)                    20.7%                             8.9%
   Communications T-E
   Partners, L.P.
21st Century                        1,032,951(4)(10)                   20.7%                             8.9%
   Communications Foreign
   Partners, L.P.
Michael Marocco                     1,032,951(4)(7)                    20.7%                             8.9%
John Kornreich                      1,032,951(4)(7)                    20.7%                             8.9%

--------------------
(2) Includes shares of Common Stock issuable upon the exercise of the warrants and the Rev-Wood Option.

(3) Includes voting rights from the Preferred, voting rights from the Class B Preferred Stock and voting rights from the Class D Preferred Stock.

(4) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therin.

(5) Includes 400,000 shares of Common Stock issuable upon the exercise of the Rev-Wood Warrant, and 160,500 shares of Common Stock held in Barry Rubenstein's Rollover IRA account.

(6)   Includes 703,733 shares of Common Stock owned by Applewood.

(7) Includes 1,032,951 shares of Common Stock owned by 21st Century, T-E and Foreign.

(8) Includes 701,169 shares of Common Stock. 21st Century disclaims beneficial ownership of 242,172 shares of Common Stock owned by T-E and 89,610 shares of Common Stock owned by Foreign.

(9) Includes 242,172 shares of Common Stock. T-E disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 89,610 shares of Common Stock owned by Foreign.

(10) Includes 89,610 shares of Common Stock. Foreign disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 242,172 shares of Common Stock owned by T-E.


                                        Shares of                                              Percentage of Shares
                                       Common Stock                Percent of                    of Common Stock
        Name                        Beneficially Owned(2)       Voting Control(3)              Beneficially Owned(2)
--------------------------          ---------------------       ----------------               ---------------------
Harvey Sandler                       1,032,951(4)(7)                   20.7%                             8.9%
Andrew Sandler                       1,032,951(4)(7)                   20.7%                             8.9%
Barry Fingerhut                      1,737,684(4)(6)(7)                46.0%                            15.0%
Irwin Lieber                         1,759,684(4)(6)(7)                46.0%                            15.2%
Woodland Partners                      971,002(4)                       8.2%                             8.3%
Applewood Associates,                  703,733(6)                      25.2%                             6.1%
 L.P
Applewood Capital Corp.                703,733(4)(6)                   25.2%                             6.1%
Seth Lieber                            703,733(4)(6)                   25.2%                             6.1%
Jonathan Lieber                        703,733(4)(6)                   25.2%                             6.1%
Marilyn Rubenstein                     971,002(4)                       8.2%                             8.3%
The Marilyn and Barry                  971,002(4)                       8.2%                             8.3%
    Rubenstein Family
    Foundation
Brian Rubenstein                       104,237(4)                       0.4%                             0.9%
Rebecca Rubenstein                     104,237(4)                       0.4%                             0.9%

      (b) Barry Rubenstein has sole power to vote and to dispose of 473,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 1.8% and 4.0%, respectively, of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia, a Trustee of the Foundation and a general partner of Applewood, Seneca, the Fund, Woodland Partners and Rev-Wood, Barry Rubenstein may be deemed to have shared power to vote 14,177,726 shares of Common Stock (including 7,793,040 voting rights from the Preferred Stock, 400,000 shares issuable upon the exercise of the Rev-Wood Warrant, 1,750,000 voting rights from the Class B Preferred Stock and 2,000,000 voting rights from the Class D Preferred Stock), representing approximately 53.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 2,634,686 shares of Common Stock (including 400,000 shares issuable upon the exercise of the Rev-Wood Warrant), representing approximately 22.0% of the outstanding Common Stock.

      The Fund has sole power to vote 624,575 shares of Common Stock, representing approximately 2.4% of the outstanding Common Stock (including 410,160 voting rights from the

Preferred Stock), and may be deemed to have shared power to vote 1,553,467 shares of Common Stock (including 546,880 voting rights from the Preferred Stock, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 250,000 voting rights from the Class B Preferred Stock), representing approximately 5.9% of the outstanding Common Stock. The Fund has the sole power to dispose of 214,415 shares of Common Stock, representing approximately 1.9% of the outstanding Common Stock, and shared power to dispose of 756,587 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 6.4% of the outstanding Common Stock.

      Seneca has sole power to vote 417,076 shares of Common Stock, representing approximately 1.6% of the outstanding Common Stock (including 273,440 voting rights from the Preferred Stock), and may be deemed to have shared power to vote 1,760,966 shares of Common Stock (including 683,600 voting rights from the Preferred Stock, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 250,000 voting rights from the Class B Preferred Stock), representing approximately 6.7% of the outstanding Common Stock. Seneca has sole power to dispose of 143,636 shares of Common Stock, representing approximately 1.2% of the outstanding Common Stock, and shared power to dispose of 827,366 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 7.0% of the outstanding Common Stock.

      Woodland Services Corp. has shared power to vote 2,178,042 shares of Common Stock (including 957,040 voting rights from the Preferred Stock, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 250,000 voting rights from the Class B Preferred Stock), representing approximately 8.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 971,002 shares of Common Stock (125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 8.3% of the outstanding Common Stock.

      21st Century has sole power to vote 3,696,573 shares of Common Stock (including 2,317,404 voting rights from the Preferred Stock and 678,000 voting rights from the Class D Preferred Stock), representing approximately 14.1% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,754,378 shares of Common Stock (including 1,100,596 voting rights from the Preferred Stock and 322,000 voting rights from the Class D Preferred Stock), representing approximately 6.7% of the outstanding Common Stock. 21st Century has sole power to dispose of 701,169 shares of Common Stock, representing approximately 6.1% of the outstanding shares of Common Stock, and may be deemed to have shared power to dispose of 331,782 shares of Common Stock, representing approximately 2.9% of the outstanding Common Stock.

      T-E has sole power to vote 1,262,046 shares of Common Stock (including 788,874 voting rights from the Preferred Stock and 231,000 voting rights from the Class D Preferred Stock),


                                 Pafe 28 of 36
representing approximately 4.8% of the outstanding Common Stock, and may be deemed to have shared power to vote 4,188,905 shares of Common Stock (including 2,629,126 voting rights from the Preferred Stock and 769,000 voting rights from the Class D Preferred Stock), representing approximately 15.9% of the outstanding Common Stock. T-E has sole power to dispose of 242,172 shares of Common Stock, representing approximately 2.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 790,779 shares of Common Stock, representing approximately 6.8% of the outstanding Common Stock.

      Foreign has sole power to vote 492,332 shares of Common Stock (including 311,722 voting rights from the Preferred Stock and 91,000 voting rights from the Class D Preferred Stock), representing approximately 1.9% of the outstanding Common Stock. Foreign may be deemed to have shared power to vote 4,958,619 shares of Common Stock (including 3,106,278 voting rights from the Preferred Stock and 909,000 voting rights from the Class D Preferred Stock), representing approximately 18.9% of the outstanding Common Stock. Foreign has sole power to dispose of 89,610 shares of Common Stock, representing approximately 0.8% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 943,341 shares of Common Stock, representing approximately 8.1% of the outstanding Common Stock.

      By virtue of being the sole shareholder of MJDM Corp., Michael J. Marocco may be deemed to have shared power to vote 5,450,951 shares of Common Stock, representing approximately 20.7% of the outstanding Common Stock (including 3,418,000 voting rights from the Preferred Stock and 1,000,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock, representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote 5,450,951 shares of Common Stock, representing approximately 20.7% of the outstanding Common Stock (including 3,418,000 voting rights from the Preferred Stock and 1,000,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock, representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote 5,450,951 shares of Common Stock, representing approximately 20.7% of the outstanding Common Stock (including 3,418,000 voting rights from the Preferred Stock and 1,000,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock, representing approximately 8.9% of the outstanding Common Stock.

      By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote 5,450,951 shares of Common Stock, representing approximately 20.7% of the outstanding Common Stock (including 3,418,000 voting rights from the Preferred Stock and 1,000,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to dispose of 1,032,951 shares of Common Stock, representing approximately 8.9% of the outstanding Common Stock.

      Barry Fingerhut has sole power to vote and dispose of 1,000 shares of Common Stock, representing approximately 0.01% and 0.01%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote 12,072,684 shares of Common Stock (including 6,836,000 voting rights from the Preferred Stock, 1,500,000 voting rights from the Class B Preferred Stock and 2,000,000 voting rights from the Class D Preferred Stock), representing approximately 46.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock, representing approximately 15.0% of the outstanding Common Stock.

      Irwin Lieber has sole power to vote and dispose of 23,000 shares of Common Stock (including 17,000 shares issuable upon the exercise of the warrants), representing approximately 0.1% and 0.2%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power to vote 12,072,684 shares of Common Stock (including 6,836,000 voting rights from the Preferred Stock, 1,500,000 voting rights from the Class B Preferred Stock and 2,000,000 voting rights from the Class D Preferred Stock), representing approximately 46.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,736,684 shares of Common Stock, representing approximately 15.0% of the outstanding Common Stock.

      Applewood has sole power to vote 6,621,733 shares of Common Stock (including 3,418,000 voting rights from the Preferred Stock, 1,500,000 voting rights from the Class B Preferred Stock and 1,000,000 voting rights from the Class D Preferred Stock), representing approximately 25.2% of the outstanding Common Stock, and has sole power to dispose of 703,733 shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock.

      AC Corp. may be deemed to have shared power to vote 6,621,733 shares of Common Stock (including 3,418,000 voting rights from the Preferred Stock, 1,500,000 voting rights from the Class B Preferred Stock and 1,000,000 voting rights from the Class D Preferred Stock), representing approximately 25.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock.

      By virtue of being a general partner of Applewood and an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote 6,621,733 shares of Common Stock (including 3,418,000 voting rights from the Preferred Stock, 1,500,000 voting rights from the Class B Preferred Stock and 1,000,000 voting rights from the Class D Preferred Stock), representing approximately 25.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock.

      By virtue of being a general partner of Applewood and an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote 6,621,733 shares of Common Stock (including 3,418,000 voting rights from the Preferred Stock, 1,500,000 voting rights from the Class B Preferred Stock and 1,000,000 voting rights from the Class D Preferred Stock), representing approximately 25.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 703,733 shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock.

      Woodland Partners has sole power to vote 559,154 shares of Common Stock, representing approximately 2.1% of the outstanding Common Stock (including 273,440 voting rights from the Preferred Stock and 250,000 voting rights from the Class B Preferred Stock), and may be deemed to have shared power to vote 1,618,888 shares of Common Stock (including 683,600 voting rights from the Preferred Stock, 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 6.1% of the outstanding Common Stock. Woodland Partners has sole power to dispose of 35,714 shares of Common Stock, representing approximately 0.3% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 935,288 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 8.0% of the outstanding Common Stock.

      By virtue of being a general partner of Woodland Partners, a Trustee of the Foundation, an officer of Woodland Services Corp. and the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote 2,178,042 shares of Common stock (including 957,040 voting rights from the Preferred Stock, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 250,000 voting rights from the Class B Preferred Stock), representing approximately 8.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 971,002 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 8.3% of the outstanding Common Stock.

      The Foundation has sole power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to vote 2,073,805 shares of Common Stock (including 957,040 voting rights from the Preferred Stock, 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 250,000 voting rights from the Class B Preferred Stock), representing approximately 7.8% of the outstanding Common Stock. The Foundation has sole power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 866,765 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 7.4% of the outstanding Common Stock.

      By virtue of being a Trustee of the Foundation, Brian Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock.

      By virtue of being a Trustee of the Foundation, Rebecca Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock.

            (c) The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from October 8, 1998 through November 6, 1998, inclusive:

                                                            Number of Shares of Class
                                       Purchase or Sale         D Preferred Stock         Purchase or Sale Price
Name of Shareholder                           Date             Purchased or (Sold)               Per Share
-------------------                    ----------------     -------------------------     ----------------------
Applewood Associates, L.P.                  11/6/98                    800                       $1,250.00
21st Century Communications                 11/6/98                    542.4                     $1,250.00
  Partners, L.P.
21st Century Communications                 11/6/98                    184.8                     $1,250.00
  T-E Partners, L.P.
21st Century Communications Foreign         11/6/98                     72.8                     $1,250.00
  Partners, L.P.

           (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

           (e) Not applicable.

                                    Signature

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date: November 20, 1998                      SENECA VENTURES

                                             Barry Rubenstein
                                             ----------------------------
                                             Barry Rubenstein,
                                             A General Partner

                                             WOODLAND VENTURE FUND

                                             Barry Rubenstein
                                             ----------------------------
                                             Barry Rubenstein,
                                             A General Partner

                                             WOODLAND SERVICES CORP.

                                             Barry Rubenstein
                                             ----------------------------
                                             Barry Rubenstein,
                                             President

                                             WOODLAND PARTNERS

                                             Barry Rubenstein
                                             ----------------------------
                                             Barry Rubenstein,
                                             A General Partner

                                             APPLEWOOD ASSOCIATES, L.P.

                                             Irwin Lieber
                                             ----------------------------
                                             Irwin Lieber,
                                             A General Partner

                                             APPLEWOOD CAPITAL CORP.

                                             Barry Rubenstein
                                             ----------------------------
                                             Barry Rubenstein,
                                             President

                                             Barry Rubenstein
                                             ----------------------------
                                             Barry Rubenstein

                                             Barry Fingerhut
                                             ----------------------------
                                             Barry Fingerhut

                                             Irwin Lieber
                                             ----------------------------
                                             Irwin Lieber


                                             Jonathan Lieber
                                             ----------------------------
                                             Jonathan Lieber


                                             Seth Lieber
                                             ----------------------------
                                             Seth Lieber


                                             Marilyn Rubenstein
                                             ----------------------------
                                             Marilyn Rubenstein


                                             THE MARILYN AND BARRY
                                             RUBENSTEIN FAMILY
                                             FOUNDATION


                                             By: Barry Rubenstein
                                                 ---------------------------
                                                 Barry Rubenstein, a Trustee


                                                 *
                                             ----------------------------
                                             Brian Rubenstein


                                                  *
                                             ----------------------------
                                             Rebecca Rubenstein

* By: Barry Rubenstein
      ----------------------
      Barry Rubenstein
      Attorney-in-Fact

                          21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                     By: Edward Grinacoff
                                         ----------------------------
                                         Name:  Edward Grinacoff
                                         Title: Secretary and Treasurer


                          21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                     By: Edward Grinacoff
                                         ----------------------------
                                         Name:  Edward Grinacoff
                                         Title: Secretary and Treasurer


                          21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner


                                     By: Edward Grinacoff
                                         ----------------------------
                                         Name:  Edward Grinacoff
                                         Title: Secretary and Treasurer

                                             Michael J. Marocco
                                             ----------------------------
                                             Michael J. Marocco


                                             John Kornreich
                                             ----------------------------
                                             John Kornreich


                                             Harvey Sandler
                                             ----------------------------
                                             Harvey Sandler


                                             Andrew Sandler
                                             ----------------------------
                                             Andrew Sandler



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).